Exhibit (a)(5)

October 19, 2017

CBS CORPORATION LAUNCHES EXCHANGE OFFER TO SPLIT-OFF CBS RADIO

Combination of CBS Radio and Entercom Will Create Scale and Reach across the U.S.,

Including 22 of the Top 25 Markets

New York, NY—CBS Corporation (NYSE: CBS.A and CBS) (“CBS”) today announced the commencement of an exchange offer for the separation of its radio business as part of its previously announced agreement to combine CBS Radio Inc. (“CBS Radio”) with Entercom Communications Corp. (NYSE: ETM) (“Entercom”). The combined company will have a nationwide footprint of 235 stations, including stations in 22 of the top 25 U.S. markets.

The exchange offer represents the next step in the planned combination of CBS Radio and Entercom, which will be effected through a “Reverse Morris Trust” transaction. In the exchange offer, CBS shareholders will have the opportunity to exchange their shares of CBS Class B common stock for shares of CBS Radio common stock, which will be immediately converted into the right to receive an equal number of shares of Entercom Class A common stock upon completion of the proposed merger, in each case subject to certain customary terms and conditions. The exchange offer and merger are generally expected to be tax-free to participating CBS shareholders for U.S. federal income tax purposes.

“We are very pleased to be taking this important step toward the split-off of our radio business in a way that we believe is good for CBS Radio, good for the CBS Corporation, and good for our shareholders,” said Leslie Moonves, Chairman and Chief Executive Officer, CBS Corporation. “This exchange offer will give equity holders the opportunity to invest in what we believe will be a best-in-class radio company, with top assets and a terrific management team. And for CBS, we expect that it will unlock even more value and allow us to become even more focused on the creation and distribution of premium video content.”

Details of the Exchange Offer:

•	Holders of CBS Class B common stock will have the opportunity to exchange some or all of their shares for CBS Radio common stock at a 7% discount per-share value, subject to an upper limit (as described below).

•	The discount means that tendering shareholders are expected to receive approximately $1.08 of CBS Radio common stock for every $1.00 of CBS Class B common stock tendered and accepted in the exchange offer.

•	The number of shares a CBS shareholder can receive in the exchange offer is subject to an upper limit of 5.7466 shares of CBS Radio common stock for each share of CBS Class B common stock tendered and accepted in the exchange offer.

•	If the upper limit is in effect, then the exchange ratio will be fixed at that limit and tendering shareholders will receive less than $1.08 of CBS Radio stock for each $1.00 of CBS Class B common stock.

•	CBS will offer 101,407,494 shares of CBS Radio common stock in the exchange offer. The number of shares of CBS Class B common stock that will be accepted in the exchange offer will depend on the final exchange ratio, the number of shares of CBS Class B common stock tendered, and whether the upper limit is in effect.

•	CBS Radio common stock will not be transferred to participating shareholders following the exchange offer. Such participants will instead receive shares of Entercom Class A common stock in the merger immediately following the completion of the exchange offer. No trading market currently exists or will exist for shares of CBS Radio common stock.

•	The exchange offer is scheduled to expire at 11:59 p.m., New York City time, on November 16, 2017, unless the exchange offer is extended or terminated.

Subject to the upper limit, the final exchange ratio used to determine the number of shares of CBS Radio common stock that participating shareholders will receive for each share of CBS Class B common stock accepted in the exchange offer will be based on the simple arithmetic average of the daily volume-weighted average prices of shares of CBS Class B common stock and Entercom Class A common stock on the New York Stock Exchange on each of three valuation dates, the three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer period, which are currently expected to be November 10, 13, and 14, 2017 (the “Valuation Dates”). Unless the exchange offer is extended or terminated, the final exchange ratio will be announced in a press release no later than 11:59 p.m., New York City time, on November 14, 2017, and the exchange offer will expire at 11:59 p.m., New York City time, on November 16, 2017, leaving two trading days between the date that the final exchange ratio is announced and the expiration of the exchange offer. The final exchange ratio, as well as a daily indicative exchange ratio beginning at the end of the third day of the exchange offer period, will also be available at www.cbscorpexchange.com.

Immediately following the completion of the exchange offer, a special-purpose merger subsidiary of Entercom will be merged with and into CBS Radio, with CBS Radio surviving the merger and becoming a wholly owned subsidiary of Entercom. In the merger, each share of CBS Radio common stock will be converted into the right to receive one share of Entercom Class A common stock. Entercom will issue 101,407,494 shares of Entercom Class A common stock in the merger. In addition, the parties estimate that approximately 3,179,976 shares will be eligible for issuance in respect of equity awards held by employees of CBS Radio in consideration of the replacement of their restricted stock units and stock options in CBS with those of Entercom.

The exchange offer will be subject to proration if the exchange offer is oversubscribed, and the number of shares accepted in the exchange offer may be fewer than the number of shares tendered.

Shareholders of CBS Class A common stock may also participate in the exchange offer by converting or conditionally converting their shares of Class A common stock into an equal number of shares of Class B common stock in advance of the expiration of the exchange offer and following the procedures for tendering such shares set forth in the exchange offer prospectus.

If the exchange offer is consummated but not fully subscribed, the remaining CBS Radio common stock owned by CBS will be distributed on a pro rata basis to CBS Class A common stock and CBS Class B common stock shareholders whose CBS common stock remains outstanding after the consummation of the exchange offer.

The transaction is subject to customary closing conditions, including required regulatory approvals and the approval of Entercom shareholders. Entercom has scheduled a meeting of shareholders to be held on November 15, 2017, to approve the issuance of Entercom Class A common stock in the merger and amend the Entercom articles of association to classify the Entercom board of directors in connection with the transaction. Entercom Chairman Joseph M. Field, a controlling shareholder of Entercom, has agreed to vote in favor of the transaction. These approvals can be obtained based solely on the favorable vote of Mr. Field in accordance with the provisions of a Voting Agreement between Entercom and Mr. Field, dated as of February 2, 2017.

Upon completion of the merger, approximately 72 percent of the outstanding shares of Entercom common stock are expected to be held by pre-merger holders of CBS common stock, and approximately 28 percent of the outstanding shares of Entercom common stock are expected to be held by pre-merger holders of Entercom common stock.

For more information about the exchange offer, please visit www.cbscorpexchange.com or contact the information agent, Georgeson LLC, at 1-866-741-9588 (toll-free in the United States) and1-781-575-2137 (outside of the United States).

Goldman Sachs & Co. LLC is acting as financial advisor to CBS Corporation in connection with the merger.

Forward-Looking Statements

This press release contains certain statements about CBS, CBS Radio and Entercom that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These matters involve risks and uncertainties as discussed in CBS’s and Entercom’s respective periodic reports on Form 10-K and Form 10-Q and current reports on Form 8-K, filed from time to time with the SEC. The forward-looking statements contained in this press release may include statements about the expected effects on CBS, CBS Radio and Entercom of the proposed separation of CBS’s radio business and merger of CBS Radio with an Entercom subsidiary (collectively, the “Transaction”); the anticipated timing and benefits of the Transaction and CBS’s, CBS Radio’s and Entercom’s anticipated financial results; and also include all other statements in this press release that are not historical facts. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases, or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of CBS, CBS Radio and Entercom (as the case may be) and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: the satisfaction of the conditions to the Transaction and other risks related to the completion of the Transaction and actions related thereto; CBS’s and Entercom’s ability to complete the Transaction on the anticipated terms and schedule, including the ability to obtain regulatory and shareholder approvals and the anticipated tax treatment of the Transaction and related transactions; the ability to obtain or consummate financing or refinancing related to the Transaction upon acceptable terms or at all; risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, and future prospects; business and management strategies and the expansion and growth of Entercom’s operations; price or trading volume of Entercom’s common stock; failure to pay dividends to holders of Entercom’s common stock; impairment charges for FCC licenses and goodwill; Entercom’s ability to integrate CBS Radio’s business successfully after the closing of the Transaction and to achieve anticipated synergies; and the risk that disruptions from the Transaction will harm CBS’s, CBS Radio’s or Entercom’s businesses. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and none of CBS, CBS Radio or Entercom undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

Important Notices and Additional Information

In connection with the Transaction, CBS has filed with the SEC a Schedule TO with respect to the exchange offer, CBS Radio has filed with the SEC a registration statement on Form S-4 and Form S-1 containing a prospectus of CBS Radio relating to the exchange offer, and Entercom has filed with the SEC a registration statement on Form S-4 relating to the Transaction. Entercom has also filed a proxy statement, of which the prospectus contained in Entercom’s registration statement on Form S-4 forms a part, on October 16, 2017. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND ANY AMENDMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CBS, CBS RADIO AND ENTERCOM AND THE TRANSACTION. Investors and security holders may obtain these materials and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of these materials may be obtained free of charge by accessing CBS’s website at www.cbscorporation.com, or from Entercom by accessing Entercom’s website at www.entercom.com. Shareholders may also read and copy any reports, statements and other information filed by CBS or Entercom with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

To obtain copies of the exchange offer prospectus and related documents, or for questions about the exchange offer or how to participate, please visit the website that CBS will maintain for the exchange offer at www.cbscorpexchange.com or contact the information agent, Georgeson LLC, at 1-866-741-9588 (toll-free in the United States) and 1-781-575-2137 (outside the United States).

None of CBS, CBS Radio, Entercom or their respective directors or officers makes any recommendation as to whether any CBS shareholder should participate in the exchange offer. This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

CBS, Entercom and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the Transaction under the rules of the SEC. Information regarding CBS’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on February 17, 2017, and in its definitive proxy statement filed with the SEC on April 7, 2017, in connection with its 2017 annual meeting of stockholders. Information regarding Entercom’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on February 28, 2017, and in its definitive proxy statement filed with the SEC on March 17, 2017, in connection with its 2017 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the registration statement and proxy statement/prospectus and other relevant materials filed with the SEC.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. CBS has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most recognized in business. CBS’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.

About CBS Radio

CBS RADIO is one of the largest major-market broadcast media operators in the United States and the undisputed leader in news and sports radio. CBS RADIO produces original audio and video content, live events and exclusive programming distributed on-air, online and on mobile platforms. A division of CBS Corporation, CBS RADIO owns 117 radio stations in 26 markets – including all of the top 10 radio markets as ranked by Nielsen Audio – as well as an extensive array of digital assets. CBS RADIO distributes its programming via AM, FM and HD Radio stations, Radio.com and CBS Local Digital Media apps, making engaging with audiences easier than ever before. For more information on CBS RADIO, please visit www.cbsradio.com.

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CBS CONTACTS

Press:	Investors:
Judy DeHaven	Adam Townsend
CBS Corporation	CBS Investor Relations
(212) 975-1942	(212) 975-5292
jdehaven@cbs.com	adam.townsend@cbs.com

Jaime Saberito	David Bank
CBS Radio	CBS Investor Relations
(212) 649-9639	(212) 975-6106
jaime.saberito@cbsradio.com	david.bank@cbs.com